EXHIBIT 4.52

Date	25th November 2010
Our Ref	OCC/LC/TEAM 1/CAM

CONFIDENTIAL

Global Household Products Limited

12/F., Kin Teck Industrial Building,

26 Wong Chuk Hang Road,

Aberdeen, Hong Kong.

Attn: Mr. John Sham

Dear Sirs,

BANKING FACILITIES

We, Standard Chartered Bank (Hong Kong) Limited (the “Bank”), refer to our letter dated 2nd February 2010 setting out the Facilities made available to the Customer(s) below.

CUSTOMER(S):

Global Household Products Limited

Following our recent discussions, we confirm that the facilities have been renewed on unchanged basis except the following variations:

E.	COVENANTS AND UNDERTAKINGS:

Under this Section, the entire section will be revised to read as follows:

The Customer undertakes to the Bank that it will:

1.	promptly submit to the Bank copies of all its audited and unaudited financial statements and such other reports and information relating to the Customer and/or guarantor as required by the Bank as soon as they become available but in any event no later than the period specified by the Bank from time to time.

2.	immediately inform the Bank:

•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

•	of any substantial change to the general nature of the Customer’s existing business; or

•	if it becomes, or is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

A handling fee of HKD45,000.- (on group basis) will be payable.

If you have any queries, please contact our Mr. Kelvin Fong, Relationship Manager, Local Corporates, Origination & Client Coverage, Wholesale Banking whose telephone number is 2821-1323.

Standard Chartered Bank (Hong Kong) Limited
Credit Documentation Unit
Wholesale Banking Legal

11th Floor Standard Chartered Tower

388 Kwun Tong Road Kwun Tong Hong Kong

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We are pleased to be of service to you and take this opportunity to thank you again for your custom.

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Josephine To
Josephine To
Senior Credit Documentation Manager

JT/CY

Date:	2nd February 2010

Our Ref:	OCC/LCC/TEAM1/CAM

CONFIDENTIAL

Global Household Products Limited

12/F Kin Tech Industrial Bldg,

26 Wong Chuk Hang Rd,

Aberdeen, Hong Kong.

Attn: Mr. John Sham

Dear Sirs,

BANKING FACILITIES

Standard Chartered Bank (Hong Kong) Limited (the “Bank”) is pleased to offer certain banking facilities including, amongst other facilities, those terms set out In this facility letter (the “Facilities”) to the Customer(s) below for the purpose(s) of general working capital and trade finance and treasury requirement, subject to the Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and the terms and conditions set out in this facility letter.

A.	CUSTOMER(S):

Global Household Products Limited

B.	FACILITY LIMITS:

(1)	General Banking Facilities

Type(s) of Facility	Facility Limit(s)	Designated Customer(s) and Sub-limit(s), If applicable

1. Current Account Overdraft	HKD1,000,000.-	• The Customer

2. Corporate Visa Cards	(HKD580,000.-)	• The Customer

3. Trade Finance (Please refer to Appendix 1 for product details.)	HKD400,000.-

(a) Trade Finance Group All		• The Customer (HKD400,000.-)

Standard Chartered Bank (Hong Kong) Limited

Origination & Client Coverage

Credit Risk Control

11th Floor Standard Chartered Tower

368 Kwun Tong Road Kwun Tong Hong Kong

Global Household Products Limited	Page 2

(b) Trade Finance Group 1		• The Customer (HKD400,000.-)
(c) Trade Finance Group 2		• The Customer (HKD400.000.-)
Total Facility Limit:	HKD1,400.000.-

Notes:

•        The aggregate outstanding of Facilities 1 and 2 shall not at any time exceed HKD1,000,000.-.

•        The aggregate amounts outstanding under all Sub-limits shall not at any time exceed the Facility Limit to which the

Sub-limits relate and the aggregate amounts outstanding under all Facilities shall not at any time exceed the Total

Facility Limit

(2)	Treasury Facilities (The Bank may arrange for these facilities to be available through Standard Chartered Bank or other members of the Standard Chartered Group and separate documentation would be executed where necessary.)

Type(s) of Facility	Designated Customer(s) and Sub limit(s), if applicable

1. Foreign Exchange Contracts) (Spot and Forward) Facility Limit to be determined by the Bank on a case by case basis.	• The Customer

2. Currency and Interest Rate Risk Management	• The Customer

C.	PRICING AND CONDITIONS:

1. Current Account Overdraft	Interest: 2% per annum over the higher of Prime or HIBOR, payable monthly in arrears.

2. Corporate Visa Cards	Interest: The Bank’s prevailing Visa Card rate. Subject to the terms and conditions stipulated in the related Corporate Card Agreement executed by the relevant Customer(s).

3. Trade Finance	Interest: HKD/foreign currency import/export facilities: 0.75% per annum over the Bank’s standard bills finance rate. Commission: Standard rates unless otherwise stipulated.

	Letter of Credit Opening Commission: First USD50,000.- Balance	1/4% 1/16%

Maximum tenor/advance percentage for: Import facilities: Combined usance period of any transaction is not to exceed 90 days.

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Export facilities: Not to exceed 90 days.

4. Foreign Exchange Contracts) (Spot and Forward)	For transactions in the ordinary course of business of the Customer. Tenor: Up to 2 days for Spot. Up to 24 months for Forward.

5. Currency and Interest Rate Risk Management	For transactions in the ordinary course of business of the Customer. Tenor: Up to 24 months.

Special Condition: If required by the Bank in its sole and absolute discretion, the Customer undertakes to provide additional security acceptable to the Bank within the time limit imposed by the Bank at the relevant time. Without prejudice to any other provision of this Letter, the Customer agrees that failure to strictly comply with this undertaking gives the Bank (or any member of the Standard Chartered Group that is providing such Treasury Facilities) aright to terminate all or any part of the Treasury Facilities.

Handling Fee of Facilities;

HKD30,000.- on group basis, payable upon your signing of this letter, and other handling fee to be mutually agreed and payable on each anniversary of the date of this letter if the Facilities are continuing.

D.	SECURITY AND CONDITIONS PRECEDENT:

The availability of the Facilities is conditional upon the Bank’s receipt of the following documents, items and evidence (both in form and substance) satisfactory to the Bank:

1.	This letter duly executed by the Customer.

2.	A corporate guarantee executed by Global-Tech Advanced Innovations (no. (formerly known as Global-Tech Appliances Inc.) for an unlimited amount.

3.	Original/Certified copies of all necessary consents, approvals and other authorisations (Including board resolutions) in connection with the execution, delivery and performance of this letter and ail other documents mentioned above, if applicable.

4.	(if any of the facilities referred to in this letter are to be made available by Standard Chartered Bank or other members of the Standard Chartered Group) All such documents, items or evidence with, in favour of or to Standard Chartered Bank or, as the case may be, such member of the Standard Chartered Group as the Bank may request.

5.	Such other documents, items or evidence that the Bank may request from time to time.

E.	COVENANTS AND UNDERTAKINGS:

The Customer undertakes to the Bank that it will;

1.	promptly submit to the Bank:

•	certified copies of the annual audited financial statements of the Customer and the Global-Tech Advanced Innovations Inc. within 9 months after their respective financial year end;

Global Household Products Limited	Page 4

•	a certified copy of the quarterly management accounts of Global-Tech Advanced Innovations inc. within 120 days after the end of the relevant accounting period; and

•	other information that the Bank may request from time to time.

2.	immediately inform the Bank:

•	of any change of the Customer’s directors or beneficial shareholders or amendment to its memorandum or articles of association or equivalent constitutional documents;

•	of any substantial change to the general nature of the Customer’s existing business; or

•	if it becomes, or Is aware that any of its directors, shareholders, partners or managers becomes, a Related Person (as defined in paragraph 5 of section F of this letter).

F.	OTHER TERMS AND CONDITIONS:

1.	The Facilities are available at the sole discretion of the Bank. The Bank may at anytime immediately terminate, cancel or suspend the Facilities or otherwise modify the Facilities without the consent of any party.

2.	Notwithstanding any provisions stated in this letter, the Facilities are repayable on demand by the Bank. The Bank has the overriding right at any time to require immediate payment and/or cash coIlateralisation of all or any sums actually or contingently owing to it under the Facilities. This clause 2 does not apply to any factoring facility(ies).

3.	The Bank’s Standard Terms and Conditions for Banking Facilities and Services (including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business (“Standard Terms and Conditions”) attached and/or referred to In this letter forms an integral part of this letter and the Customer agrees to observe and be bound by such Standard Terms and Conditions.

4.	The terms and conditions set out or referred to In this letter supersede and replace those set out in our letter (if any) previously sent to the Customer(s),

5.	Please note that section 33 of the Banking Ordinance imposes on the Bank certain limitations on advances to persons (including firms, partnerships and companies) related to its directors, employees with lending authority or controllers (each person so related shall be referred to as a “Related Person”). When acknowledging and accepting this facility letter, you should advise us if you are, or any of your directors, shareholders, partners or managers is, a Related Person within the meaning of the Banking Ordinance. If subsequent to your acceptance of this facility letter, you become, or are aware that any of your directors, shareholders, partners or managers is or becomes, a Related Person, you should Immediately advise us in writing.

6.	The Customer acknowledges the following:

(a)	The Customer has received and read the Bank’s Notice to Customers and Other Individuals relating to the Personal Data (Privacy) Ordinance and the Code of Practice on Consumer Credit Data; and

(b)	The Customer has, or will, notify each of its Relevant Individuals, the Bank may. In the course of providing banking services to the Customer, receive Customer information in respect of that Relevant individual.

For the purpose of the above, a “Relevant Individual” is defined as being one of the following (but not limited to) Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, department heads, corporate officers (e.g. authorized signatories, company secretary etc.), directors, major shareholders, beneficial owners, and guarantors (where applicable).

7.	This letter shall be governed by and construed in accordance with the laws of Hong Kong SAR.

Global Household Products Limited	Page 5

Please sign and return to us the enclosed copy of this letter together with the attached Standard Terms and Conditions for Banking Facilities and Services (Including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business to the Bank’s Credit Risk Control at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon within one month after the date of this letter, falling which this offer shall lapse.

If you have any queries, please feel free to contact any of the following persons:

Queries on	Name	Telephone No.

Banking arrangements	Mr. Kelvin Fong, Relationship Manager, Local Corporates, Origination & Client Coverage, Wholesale-Banking	2821-1323

Yours faithfully,

For and on behalf of

STANDARD CHARTERED BANK (HONG KONG) LIMITED

/s/ Josephine To
Josephine To Senior Credit Documentation Manager

JT/AW

Encl.

We agree and accept all the terms and conditions set out above and the Bank’s Standard Terms and Conditions for Banking Facilities and Services (Including the Trade Finance Supplement) and Terms and Conditions for Foreign Exchange Business attached and/or referred to In this letter, which we have read and understood.

For and on behalf of

GLOBAL HOUSEHOLD PRODUCTS LIMITED

/s/ Kwong Ho Sham

Global Household Products Limited	Page 6

Each of the undersigned hereby acknowledge the terms of this facility letter and confirm that their respective obligations under each guarantee and security document (as applicable) that they have executed in favour of the Bank will continue in full force and are not and will not be affected, discharged or varied by the execution of this facility letter.

For and on behalf of

GLOBAL-TECH ADVANCED INNOVATIONS INC.

/s/ Kwong Ho Sham

Global Household Products Limited	Page 7

Appendix 1

TRADE FINANCE FACILITY

Trade Finance Group All

•	Negotiation of export credit documents with discrepancies on a with recourse basis

Trade Finance Group 1

• Purchase of documents against payment bills with title documents on parties acceptable to the Bank on a with recourse basis

• Purchase of documents against acceptance bills with ECA/approved insurance cover on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- with title documents

Trade Finance Group 2

• Purchase of documents against acceptance bills without ECA/approved insurance cover on a with recourse basis

• Purchase of documents against payment bills without title documents on parties acceptable to the Bank on a with recourse basis

• Issuance of import letters of credit	- sight and usance
- without title documents